DELRAY FINANCIAL CORPORATION

                                 CODE OF ETHICS

                             Dated November 8, 2001


         This Code of Ethics restricts the personal investing activity of each Employee of the Adviser.1 The Code contains specific investment restrictions and a general statement of principles, which may restrict investments not specifically covered by the Code. The Code applies to investments in your accounts, your Family Members' accounts (i.e., any accounts of your spouse or other family members living in your house) and any accounts in which you or they may have Beneficial Ownership (i.e., ownership, voting or investment control). Please take care to determine the full coverage of the Code as it applies to you.

         Generally, the Code requires pre-clearance for certain investments, prohibits other investments and activities, imposes reporting requirements and provides for sanctions for violations. The basic rules are set out in Section I below. Coverage of the Code, exclusions, definitions and other important matters are set out in subsequent sections. If you have any question about the application of the Code to any transaction, do not engage in that transaction until it has been pre-cleared by the President of the Adviser, John N. Breazeale.

         The President has the authority at any time, upon written notice, to further restrict the investing activity of each Employee. In addition, you are reminded that your investing activity is subject to applicable state and federal laws and may be subject to other policies and procedures of the Adviser.

I.       Specific Restrictions

          A. You shall obtain the prior approval of the President for all transactions in equity securities (this does not include open-end mutual funds). You may engage in the approved transaction within a period of seven (7) calendar days following receipt of such approval.

          B. You shall obtain the prior approval of the President for all transactions in Private Placements (i.e., securities not registered under the Securities Act of 1933).2

          C. You shall not acquire any securities in an initial public offering.

          D. You shall not buy or sell any security under consideration for trading by a client or within seven (7) days before or after a client trades in the security.

          E. You shall not profit from the purchase and sale or sale and purchase of the same or equivalent equity securities within sixty days.3

          F. You shall not sell any security to or buy any security from a client.

          G. You shall not use material nonpublic information, regardless of how acquired, in your securities transactions. Generally, material nonpublic information means information not generally available to the public that, if public, might affect the price of the security.

          H. You shall not disclose confidential information about the investment activities of a client or the Adviser. Confidential information includes, but is not limited to, information about actual or contemplated purchases or sales by a client, nonpublic information about a client's portfolio companies and other proprietary information about a client or the Adviser.

          I. You shall not serve as a director of a publicly traded company (or hold any similar position) without the prior approval of the President.4

          J. You shall not participate in negotiations for corporate financings, acquisitions or other transactions for outside companies and, in particular, you shall not negotiate or accept a finder's fee or similar fee in connection with your participation, without the prior approval of the President.

          K. You shall not seek or accept either any gifts of material value or any sort of preferential treatment from, or special arrangements with, any financial institution if such gifts or treatment reasonably could appear to have been motivated by your relationship to a client or the Adviser.


II.      Covered Transactions and Exempt Transactions

          A. The trading restrictions listed above shall apply to transactions in your Covered Accounts (i.e., your own accounts, your Family Members' accounts, and any accounts in which you or they may have Beneficial Ownership (i.e., ownership, voting or investment control)).5

          B. The trading restrictions listed above shall not apply to the following types of transactions in your Covered Accounts:

               1. Reinvestments of dividends pursuant to a plan;

               2. Stock dividends and distributions, mandatory conversions or tenders, and receipts of rights;

               3. Transactions in which Beneficial Ownership is not acquired or disposed of (e.g., a pledge of stock to secure a loan);

               4. Transactions in Covered Accounts as to which (i) you or your Family Members do not have investment control; or (ii) you or your Family Members have given investment discretion to a financial institution not affiliated with the Adviser, provided that:

                    (a) the account is approved by the President;6

                    (b) the written account agreement ("Agreement") must be filed with the President prior to any transactions;

                    (c) any amendment to the Agreement must be filed with the President prior to its effective date;

                    (d) the  Agreement  must  require  the  account  manager  to
                    provide  the  President  with  copies  of  all   transaction
                    confirmations and periodic account statements;

                    (e) the Agreement must prohibit acquisitions of securities in IPOs; acquisitions of securities in Private Placements without prior approval from the President; and profiting from the purchase and sale or sale and purchase of the same or equivalent equity securities within sixty calendar days; and

                    (f) this exemption is not available for any transaction which you suggest or direct or as to which you acquire advance information; and

               5.   Transactions   in   securities   in   connection   with   an
               employer-sponsored or other tax qualified plan; and

               6. Transactions in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, other high quality short-term debt instruments (including repurchase agreements), and shares issued by open-end investment companies.

III.     Violations and Sanctions

          A. General. Careful adherence to the Code is one of the basic conditions of your employment. The President shall determine violations of the Code. Profits or other benefits resulting from violations of the Code shall be forfeited by the violator to the Adviser and (i) paid to clients of the Adviser; or (ii) dealt with in any other manner the President determines in good faith to be fair and reasonable. In appropriate cases, the President may impose other sanctions for conduct inconsistent with this Code. Any such additional sanctions (which may include, but are not limited to, fines, letters of sanction, suspension or termination of employment for cause) may be levied and will be determined in the sole discretion of the Adviser, taking into account any remedies required or requested by, among others, the SEC and other regulatory bodies. Certain violations of this Code may also involve violations of state or federal law, with the possibility of civil or criminal penalties.

IV.      Reporting Requirements

          A. Initial Holdings Reports. Within ten (10) calendar days of becoming an Employee, you must file a dated report with President that contains:

               1. the title (security description), number of shares and principal amount of each Reportable Security (i.e., securities other than U.S. government securities, bankers' acceptances, bank CD's, commercial paper, open-end mutual funds, etc.) in which you or any of your Family Members had any Beneficial Ownership when you became an Employee; and

               2. the name of each broker, dealer or bank with which you or any of your Family Members maintained a Covered Account (i.e., an account in which you or they had any Beneficial Ownership) when you became an Employee.

          B. Quarterly Transaction Reports. Within ten (10) calendar days after the end of each calendar quarter, you must file a dated report with the President that:

               1. details all transactions in Reportable Securities in which you or any of your Family Members had any Beneficial Ownership during the quarter7; and

               2. identifies any broker, dealer or bank with which you or any of your Family Members established a Covered Account during the quarter and the date the account was established.

          C. Annual Holdings Reports. Within thirty (30) calendar days after the end of each calendar year, you must file a dated report with the President that contains:

               1. the title (security description), number of shares and principal amount of each Reportable Security in which you or any of your Family Members had any Beneficial Ownership; and

               2. the name of each broker, dealer or bank with which you or any of your Family Members maintained a Covered Account.8

          D. Exceptions from the Reporting Requirements. You are not required to file reports in connection with any account over which you have no influence or control.

          E. Disclaimer. Any report required by this Code may contain a statement that the report is not to be construed as an admission that the person making the report has any Beneficial Ownership in the securities to which the report relates.

          F. Duplicate Statements. You must direct each broker, dealer or bank with which you or any of your Family Members maintains a Covered Account to provide the President with duplicate copies of all transaction confirmations and periodic statements in connection with the account.

V.       General Principles

        In addition to the Specific Restrictions set forth above, the Adviser shall be governed by the following principles and shall apply them to its Employees as applicable:

          A. The interests of clients of the Adviser are paramount and come before the interests of any Employee.

          B. Personal investing activities of all Employees shall be conducted in a manner that shall avoid actual or potential conflicts of interest with clients of the Adviser.

          C.   Employees   shall  not  use  their   positions,   or   investment
opportunities presented by virtue of such positions, to the detriment of a client.

          D. It is recognized that all Employees owe a fiduciary duty to clients of the Adviser. This means a duty of loyalty, fairness and good faith, and a corresponding duty on the part of the Adviser not to do anything prejudicial to or in conflict with the interests of any client.

         It is your responsibility to be aware of the rules, regulations and policies that apply to you and to conduct business so as to avoid violations thereof, any appearance of violations thereof or grounds for criticism. Your personal trading must always be carried out in good judgment and good faith. All possible situations cannot be covered by this Code and, under special circumstances, exceptions may be appropriate.

VI.      Legal Requirement

         Rule 17j-l makes it unlawful for any Employee, in connection with the purchase and sale by such person of a security held or to be acquired9 by a client, including options and convertible securities:

          A. To employ any device, scheme or artifice to defraud a client;

          B. To make to a client any untrue statement of a material fact or omit to state to a client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

          C. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a client; or

          D. To engage in any manipulative practice with respect to a client.

To assure compliance with these restrictions, the Adviser hereby adopts and agrees to be governed by the provisions contained in this Code of Ethics.

VII.     Administration of the Code

          A. All Employees are subject to this Code. The President shall provide you with a copy of the Code and inform you of your reporting obligations. Within thirty (30) days of becoming an Employee and the end of each calendar year, you must certify to the President that you are aware of your obligations under the Code and have complied with the requirements of the Code.

          B. The President shall implement a system to monitor your investments and identify abusive or inappropriate practices. This system will include review by appropriate personnel of all reports required by the Code. A list of persons responsible for reviewing these reports will be kept by the President in an easily accessible place. The President will report on this system to the Adviser's clients' Board of Trustees, if any, at such Board of Trustees' next meeting following the system's design and thereafter in connection with such Board of Trustees' annual consideration of this Code.

          C. The President also will report to its clients' Boards of Trustees, if any, at each meeting regarding the following matters not previously reported:
(i) securities transactions in violation of this Code (and any sanctions imposed in response thereto); (ii) apparent violations of the reporting requirements (and any sanctions imposed in response thereto); and (iii) the results of monitoring of personal investment activities of Employees. The President does not have to make this report if he or she finds that no material violation has occurred; if so, a written memorandum of these findings must be filed with the reports made pursuant to this Code.

          D. At least annually, the Adviser shall furnish to its clients' Boards of Trustees, if any, a written report that (i) describes any issues arising under this Code since the last report to the Board of Trustees, including material violations and sanctions imposed in response thereto; and (ii) certifies that the Adviser has adopted reasonable procedures to prevent violations of this Code.

          E. The Adviser's clients' Boards of Trustees, if any, (including a majority of the trustees who are not "interested persons," as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended) and the Adviser shall approve this Code based on a determination that the Code contains provisions reasonably necessary to prevent Employees from engaging in any conduct prohibited by Rule 17j-1. The Board shall approve the code of ethics of any other investment adviser to a client prior to retaining its services. In addition, the Board must approve all material changes to this Code, or to the code of such other adviser, within six (6) months of the adoption of the material change.

          F. This Code and any related procedures, a copy of each report or duplicate statement required hereunder, any written report or memorandum required hereunder, and lists of all persons required to make reports hereunder shall be preserved with the Adviser's clients records for the period required by Rule 17j-l (generally, five (5) years).

VIII.    Definitions

         As used herein:

          A. "Adviser" means Delray Financial Corporation.

          B. "Beneficial Ownership" generally means having a direct or indirect pecuniary interest in a security and is legally defined to be Beneficial
Ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934. Beneficial Ownership is presumed regarding securities and accounts held in the name of a spouse or any other family member living in the same household as you. Beneficial Ownership also extends to transactions by entities over which a person has ownership, voting or investment control, including corporations (and similar entities), trusts and foundations.

          C. "Board" or "Board of Trustees" means the Board of Trustees of a client, if any.

          D. "Control" has the same meaning as in Section 2(a)(9) of the Investment Company Act of 1940, as amended. Generally, this means the power to exercise a controlling influence over the management or policies of a company, unless the power is solely the result of an official position with the company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control the company.

          E. "Covered Account" means an account in which you or any of your Family Members have any Beneficial Ownership in Reportable Securities.

          F. An "Employee" is (1) each director, trustee, officer or employee of the Adviser; and (2) any natural person in a Control relationship to the Adviser (or any employee of any company in a Control relationship to the Adviser) who obtains information concerning recommendations made to a client with regard to the purchase or sale of Reportable Securities by a client.

          G. "Family Member" means your spouse or any other family member living in the same house as you.

          H. A "Private Placement" includes any offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or
Section 4(6), or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

          I. "Reportable Security" includes any security other than direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), and shares issued by open-end investment companies.

          J. "Rule 17j-1" means Rule 17j-1 under the Investment Company Act of 1940, as amended.


         Dated:  November 8, 2001




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1         Unless otherwise noted,  capitalized terms used in the Code shall have the meaning given to them in Section VIII below. References to "you" refer to each Employee. In some instances, for ease of use, partial definitions of capitalized terms are given in the text of the Code. Each of these partial definitions is qualified in its entirety by reference to the corresponding definition set forth in Section VIII below.

2 The President should consider whether the investment opportunity should be reserved for the client and whether the opportunity is offered to the Employee because of his or her relationship with the client. If the Employee's investment is approved, the Employee must disclose his or her interest if he or she is involved in a client's consideration of an investment in the issuer.

3 You may purchase and sell or sell and purchase the same or equivalent securities within sixty (60) days to realize a loss.

4 In the event such service is approved, procedures shall be developed to avoid potential conflicts of interest.

5 When you influence or control an account, but do not have Beneficial Ownership in the account, you must avoid any activity that conflicts or appears to conflict with the interests of the client or the Adviser.

6 The establishment by an Employee of this type of "outside" account generally will be prohibited by the President in the absence of compelling circumstances.

7 This report shall include the date of the transaction, the title (security description), interest rate and maturity date, if applicable, the number of shares and the principal amount of each security, the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price at which the transaction was effected and the name of the broker, dealer or bank with or through which the transaction was effected.

8 This information must be current within thirty (30) days as of the date the report is filed.

9 Securities "held or to be acquired" include a) Reportable Securities which, within the most recent 15 days, (i) are or have been held by a client, or (ii) are being considered for purchase by a client; and b) options to purchase or sell, and any securities convertible into or exchangeable for, Reportable Securities.